Exhibit 99.(l)

May 29, 2025

First Eagle Tactical Municipal Opportunities Fund
1345 Avenue of the Americas
New York, NY 10105

Ladies and Gentlemen:

Re: First Eagle Tactical Municipal Opportunities Fund

We have acted as special Delaware counsel for First Eagle Tactical Municipal Opportunities Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 23, 2024 (the “Certificate of Trust”);

(b)	The Amended and Restated Declaration and Agreement of Trust, dated as of April 3, 2025, by the trustees of the trust named therein (the “Trust Agreement”);

(c)	The By-Laws of the Trust, dated as of April 3, 2025 (the “By-Laws”);

(d)	A certificate of the secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions”);

(e)	The Trust’s Registration Statement (the “Registration Statement”) on Form N-2, as amended, filed with the Securities and Exchange Commission on May 29, 2025, including a prospectus (the “Prospectus”), with respect to the issuance of class I shares of beneficial interest in the Trusts (the

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One Rodney Square ■ 920 North King Street ■ Wilmington, DE 19801 ■ Phone: 302-651-7700 ■ Fax: 302-651-7701

www.rlf.com

First Eagle Tactical Municipal Opportunities Fund

May 29, 2025

“Shares”), filed by the Trust with the United States Securities and Exchange Commission; and

(f)	A Certificate of Good Standing for the Trust, dated May 28, 2025, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein. In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the By-Laws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement, the By-laws and the Certificate of Trust are in full force and effect and will not be amended in a manner material to the opinions expressed herein, (ii) except to the extent provided in paragraph 1 below, the due organization, due establishment or due formation, as the case may be, and valid existence in good standing of the Series of the Trust and of each party to the documents examined by us under the laws of the jurisdiction governing its organization, establishment or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Agreement and as contemplated by the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Agreement and as contemplated by the Registration Statement, and (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our

First Eagle Tactical Municipal Opportunities Fund

May 29, 2025

opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

This opinion may be relied upon by you in connection with the matters set forth herein, including in connection with the delivery of your legal opinion relating to the Shares.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statements. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/MMK